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FOR IMMEDIATE RELEASE

ALEXANDER & BALDWIN PROVIDES FIRST QUARTER 2011
EARNINGS OUTLOOK
Rapidly Rising Fuel Prices to Negatively Impact First Quarter 2011 Results

HONOLULU (March 18, 2011) - Alexander & Baldwin, Inc. (NYSE:ALEX) announced today that the recent surge in global fuel prices related to the unprecedented unrest in the Middle East and North Africa is negatively impacting Matson Navigation Company’s financial results, and that Matson is expected to post an operating loss for the first quarter of 2011. Alexander & Baldwin's Real Estate and Agribusiness segments are performing as expected and continue to have a positive outlook for the year. A&B's consolidated first quarter 2011 net income is expected to approximate break-even.

“Increased fuel prices are having a disproportionate effect on transportation companies as fuel is an unavoidable and significant component of operating costs. Matson’s ability to employ fuel price adjustment mechanisms to limit the impact of price fluctuations on its first quarter earnings has been outpaced by the steep acceleration in fuel prices,” said Stanley M. Kuriyama, A&B president and chief executive officer. “We expect to recoup a large percentage of fuel cost increases through surcharge mechanisms in 2011; however, an environment of continually escalating fuel costs could impair timely recovery of these costs and further impact financial results.”

“We are carefully monitoring the impact of fuel, as well as the ongoing freight-rate environment in China, where spot-market container rates are relatively soft.  We expect to have more clarity on China rates with the commencement of the new annual contract cycle in May and the beginning of the peak season this summer,” Kuriyama continued. “In addition, we are paying close attention to the potential impacts of the recent tragic events in Japan on the Hawaii and Mainland economies, and how that may affect our businesses. There was no damage to A&B’s assets following the Pacific tsunami triggered by the earthquake. An update of our full-year outlook, including an assessment of the impact of the factors described above, will be provided on our first quarter earnings call.”

Alexander & Baldwin, Inc., headquartered in Honolulu, Hawaii, is engaged in ocean transportation and logistics services through its subsidiaries, Matson Navigation Company, Inc. and Matson Integrated Logistics, Inc.; in real estate, through A&B Properties, Inc.; and in agribusiness, through Hawaiian Commercial & Sugar Company and Kauai Coffee Company, Inc. Additional information about A&B may be found at its web site: www.alexanderbaldwin.com

Statements in this press release that are not historical facts are "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These forward-looking statements are not guarantees of future performance. This release should be read in conjunction with our Annual Report on Form 10-K and our other filings with the SEC through the date of this release, which identify important factors that could affect the forward-looking statements in this release.

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